Exhibit 99.1
FOR IMMEDIATE RELEASE
NanoString Technologies Releases Operating Results for Third Quarter of 2016

Revenue Growth of 53% Year-Over-Year Driven by Increased nCounter SPRINT Demand and Strong Commercial Execution

SEATTLE - November 2, 2016 - NanoString Technologies, Inc. (NASDAQ:NSTG), a provider of life science tools for translational research and molecular diagnostic products, today reported financial results for the third quarter ended September 30, 2016.

Third Quarter Financial Highlights

•	Total revenue of $23.9 million, 53% year-over-year growth

•	Total product and service revenue of $19.2 million, 38% year-over-year growth

•	Consumables revenue of $11.5 million, including $1.1 million of Prosigna® IVD kits, 27% year-over-year growth

•	Instrument revenue of $6.9 million, 62% year-over-year growth

•	Collaboration revenue of $4.8 million

“We continued to execute well during the third quarter, generating strong growth across our business while advancing our product pipeline and partnerships,” said president and chief executive officer Brad Gray.  “A highlight of the quarter was the robust demand for our nCounter SPRINT™ Profiler, which helped drive 62% year-on-year growth in instrument revenue and validated that SPRINT’s ability to reach new customers is accelerating instrument placement.”

Recent Business Highlights

•	Grew installed base to approximately 450 nCounter® Analysis Systems at September 30, 2016

•
Launched new nCounter Vantage 3D™ Solid Tumor Panels for proteins and single nucleotide variations to enable simultaneous analysis of DNA mutations, messenger RNA, fusion genes, and proteins on a single platform

•	Presented data demonstrating the potential workflow advantages of Hyb & Seq™ sequencing chemistry, requiring less than 60 minutes of sample processing to enable initiation of a sequencing run

•	Appointed Kirk Malloy, Ph.D., seasoned life sciences executive, to the company's board of directors

Third Quarter Financial Results
Revenue for the three months ended September 30, 2016 increased by 53% to $23.9 million, as compared to $15.7 million for the third quarter of 2015. Instrument revenue was $6.9 million, up 62% versus the prior year period, with nCounter SPRINT systems representing approximately half of systems sold. Consumables revenue, excluding Prosigna, was $10.3 million for the third quarter of 2016, 23% higher than in the comparable 2015 quarter. Prosigna IVD kit revenue was $1.1 million for the quarter, an increase of 73% over the third quarter of 2015. Collaboration revenue totaled $4.8 million, compared to $1.8 million for the third quarter of 2015. Gross margin on product and service revenue was 58% for the third quarter of 2016, up from 55% for the prior year period.
Research and development expense increased by 50% to $8.7 million for the third quarter of 2016 versus $5.8 million for the third quarter of 2015, reflecting increased costs associated with biopharma collaborations announced earlier this year and new products and technologies under development for the life science research market. Selling, general and administrative expense increased by 30% to $15.6 million for the third quarter of 2016 compared to $12.0 million for the prior year period.

Net loss for the three months ended September 30, 2016 increased to $10.1 million, or a loss of $0.51 per share, compared with $9.5 million, or a loss of $0.49 per share, for the third quarter of 2015.

Outlook for 2016
The company's financial outlook for 2016 is unchanged, and includes:

•	Total revenue in the range of $89 million to $93 million

•	Gross margin on product and service revenues in the range of 54% to 55%

•	Operating expenses in the range of $94 million to $99 million

•	Operating loss in the range of $37 million to $40 million

•	Net loss per share in the range of $2.15 to $2.30

•	Cash from collaborations in 2016 in the range of $40 million to $45 million

Conference Call
Management will host a conference call today beginning at 1:30 pm PT / 4:30 pm ET to discuss quarterly operating results and answer questions. Individuals interested in listening to the conference call may do so by dialing (888) 793-9492 for domestic callers, or (734) 385-2643 for international callers. Please reference Conference ID 91871843. To listen to a live webcast, please visit the investor relations section of the company’s website at: www.nanostring.com. A replay of the call will be available beginning November 2, 2016 at 7:30pm ET through 7:30pm ET on November 3, 2016. To access the replay, dial (855) 859-2056 or (404) 537-3406 and reference Conference ID: 91871843. The webcast will also be available on the company’s website for one year following the completion of the call.

About NanoString Technologies, Inc.
NanoString Technologies provides life science tools for translational research and molecular diagnostic products. The company's nCounter Analysis System has been employed in life sciences research since it was first introduced in 2008 and has been cited in more than 1,300 peer-reviewed publications. The nCounter Analysis System offers a cost-effective way to easily profile the expression of hundreds of genes, proteins, miRNAs, or copy number variations, simultaneously with high sensitivity and precision, facilitating a wide variety of basic research and translational medicine applications, including biomarker discovery and validation. The company's technology is also being used in diagnostics. The Prosigna Breast Cancer Prognostic Gene Signature Assay together with the nCounter Dx Analysis System is FDA 510(k) cleared for use as a prognostic indicator for distant recurrence of breast cancer. In addition, the company is collaborating with multiple biopharmaceutical companies in the development of companion diagnostic tests for various cancer therapies, helping to realize the promise of precision oncology.

For more information, please visit www.nanostring.com.

Forward-Looking Statements
This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements regarding the market demand for the company’s products, the capabilities of its current and future products, and its estimated 2016 operating results. Such statements are based on current assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties, many of which are beyond our control, include market acceptance of our products; delays or denials of regulatory approvals or clearances for products or applications; delays or denials of reimbursement for diagnostic products; the impact of competition; the impact of expanded sales, marketing, product development and clinical activities on operating expenses; delays or other unforeseen problems with respect to manufacturing, product development or clinical studies; adverse conditions in the general domestic and global economic markets; as well as the other risks set forth in the company's filings with the Securities and Exchange Commission. These forward-looking statements speak only as of the date hereof. NanoString Technologies disclaims any obligation to update these forward-looking statements.

The NanoString Technologies logo, NanoString, NanoString Technologies, nCounter, nCounter SPRINT, Prosigna, Hyb & Seq, and Vantage 3D are registered trademarks or trademarks of NanoString Technologies, Inc. in various jurisdictions.

Contact
Douglas Farrell
Vice President, Investor Relations & Corporate Communications
dfarrell@nanostring.com
Phone: 206-602-1768

NANOSTRING TECHNOLOGIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(Unaudited)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Revenue:
Instruments	$6,898	$4,256	$16,744	$13,026
Consumables	10,303	8,352	26,579	20,699
In vitro diagnostic kits	1,147	662	3,142	1,635
Services	819	640	2,326	1,880
Total product and service revenue	19,167	13,910	48,791	37,240
Collaboration	4,766	1,783	12,466	3,112
Total revenue	23,933	15,693	61,257	40,352
Costs and expenses:
Cost of product and service revenue	8,075	6,289	21,816	17,500
Research and development	8,717	5,812	24,724	17,526
Selling, general and administrative	15,607	12,036	46,018	38,984
Total costs and expenses (a) (b)	32,399	24,137	92,558	74,010
Loss from operations	(8,466)	(8,444)	(31,301)	(33,658)
Other income (expense):
Interest income	104	58	266	181
Interest expense	(1,509)	(1,022)	(4,150)	(3,007)
Other expense	(179)	(59)	(238)	(281)
Total other income (expense), net	(1,584)	(1,023)	(4,122)	(3,107)
Net loss before provision for income taxes	(10,050)	(9,467)	(35,423)	(36,765)
Provision for income taxes	(38)	—	(73)	—
Net loss	$(10,088)	$(9,467)	$(35,496)	$(36,765)
Net loss per share, basic and diluted	$(0.51)	$(0.49)	$(1.79)	$(1.95)
Shares used in calculating basic and diluted net loss per share	19,928	19,431	19,779	18,862

(a) Includes $2.2 million and $1.8 million of stock-based compensation expense for the three months ended September 30, 2016 and 2015, respectively, and $6.5 million and $4.7 million for the nine months ended September 30, 2016 and 2015, respectively.

(b) Includes $0.8 million and $0.3 million of depreciation and amortization expense for the three months ended September 30, 2016 and 2015, respectively, and $2.2 million and $1.4 million for the nine months ended September 30, 2016 and 2015, respectively.

NANOSTRING TECHNOLOGIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)
	September 30, 2016	December 31, 2015
Assets
Current assets:
Cash and cash equivalents	$10,468	$21,856
Short-term investments	43,116	27,188
Accounts receivable, net	21,041	19,725
Inventory	11,730	10,138
Prepaid expenses and other	4,385	3,886
Total current assets	90,740	82,793
Property and equipment, net	10,705	9,414
Other assets	812	662
Total assets	$102,257	$92,869
Liabilities and Stockholders’ Equity (Deficit)
Current liabilities:
Accounts payable	$2,127	$3,243
Accrued liabilities	9,917	12,181
Deferred revenue, current portion	16,748	5,261
Deferred rent, current portion	5	—
Lease financing obligations, current portion	92	226
Total current liabilities	28,889	20,911
Deferred revenue, net of current portion	26,752	6,486
Deferred rent and other liabilities, net of current portion	6,192	4,257
Long-term debt and lease financing obligations, net of current portion and debt issuance costs	46,980	41,000
Total liabilities	108,813	72,654
Total stockholders’ equity (deficit)	(6,556)	20,215
Total liabilities and stockholders’ equity (deficit)	$102,257	$92,869